As filed with the Securities and Exchange Commission on November 21, 2007
Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IXI MOBILE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2374143
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1301 Shoreway Road, Suite 380, Belmont, California 94002
(Address of Principal Executive Offices)

2000 STOCK INCENTIVE PLAN

2000 ISRAELI EMPLOYEE STOCK OPTION PLAN

2000 SECOND AMENDED AND RESTATED STOCK INCENTIVE PLAN

2003 ISRAELI STOCK OPTION PLAN

2007 STOCK PLAN

(Full Title of the Plans)

AMIT HALLER
President and Chief Executive Officer
IXI Mobile, Inc.
1301 Shoreway Road, Suite 380
Belmont, California 94002
(650) 551-0600
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

DAVID ALAN MILLER, ESQ.
Graubard Miller
405 Lexington Avenue
New York, New York 10174
Telephone: (212) 818-8800

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock issuable upon exercise of options granted and outstanding under the Registrant’s 2000 Stock Incentive Plan (“2000 Plan I”), 2000 Israeli Employee Stock Option Plan (“2000 Plan II”), 2000 Second Amended and Restated Stock Incentive Plan (“2000 Plan III”), 2003 Israeli Stock Option Plan (“2003 Plan”) and 2007 Stock Plan (“2007 Plan” and together with the 2000 Plan I, 2000 Plan II, 2000 Plan III and 2003 Plan, the “Plans”))	2,038,516	$4.00	(2)	$8,154,064	$250.33
Common Stock issuable pursuant to stock awards under the exercise of options to be granted under the Plans	25,775	$4.00	(2)	$103,100	$3.17
TOTAL				$8,257,164	$253.50

(1)	Pursuant to Rule 416, there are also being registered additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of each of such plans.

(2)
Based on the last sale price of a share of our common stock as reported by The Nasdaq OTC Bulletin Board on November 16, 2007 in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act.

In accordance with the provisions of Rule 462 promulgated under the Securities Act, this registration statement will become effective upon filing with the Securities and Exchange Commission.

ii

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information. *

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item3.	Incorporation of Documents by Reference.

The following documents that we have previously filed with the SEC are incorporated by reference in this registration statement:

•	our annual report on Form 10-KSB for the fiscal year ended December 31, 2006;

•	our quarterly report on Form 10-QSB for the quarter ended March 31, 2007;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2007;

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2007;

•	our current report on Form 8-K dated April 4, 2007 and filed with the SEC on the same date;

•	our current report on Form 8-K dated May 29, 2007 and filed with the SEC on the same date;

•	our current report on Form 8-K dated June 6, 2007 and filed with the SEC on June 12, 2007 and amended on July 30, 2007;

•	our current report on Form 8-K dated June 20, 2007 and filed with the SEC on June 26, 2007;

•	our current report on Form 8-K dated August 30, 2007 and filed with the SEC on the same date;

•	our current report on Form 8-K dated October 2, 2007 and filed with the SEC on October 4, 2007;

•	our current report on Form 8-K dated October 25, 2007 and filed with the SEC on October 29, 2007;

•	our current report on Form 8-K dated October 31, 2007 and filed with the SEC on October 31, 2007;

•	our current report on Form 8-K dated November 13, 2007 and filed with the SEC on the same date;

•	our current report on Form 8-K dated November 13, 2007 and filed with the SEC on the same date;

•	our current report on Form 8-K dated November 11, 2007 and filed with the SEC on November 15, 2007;

•	our current report on Form 8-K dated November 15, 2007 and filed with the SEC on November 19, 2007;

•	our registration statement on Form S-1 (File No. 333-144776) filed with the SEC on July 23, 2007, as amended;

•	our definitive proxy statement filed with the SEC on May 11, 2007; and

•
the description of our common stock, par value $.0001 per share, contained in our registration statement on Form 8-A (Exchange Act No. 000-51259) filed with the SEC pursuant to Section 12(g) of the Exchange Act of 1934, including any subsequent amendments or reports filed for the purpose of updating the description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective date of filing. Any statement contained in a document incorporated by reference in this registration statement will be modified or superseded for all purposes to the extent that a statement contained in this registration statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

Item 4.	Description of Securities.

The common stock is registered pursuant to Section 12(g) of the Exchange Act of 1934.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that such person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in and not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue, or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court deems proper.

Section 145 further provides:

•
that a Delaware corporation is required to indemnify a director, officer, employee, or agent against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with any action, suit, or proceeding or in defense of any claim, issue, or matter therein as to which such person has been successful on the merits or otherwise;

•	that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled;

•
that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person's heirs, executors, and administrators; and

•
that a Delaware corporation may purchase and maintain insurance on behalf of its directors or officers against any such liability asserted against them as directors or officers or arising out of their status as directors or officers whether or not the corporation would have the power to indemnify them against liability under Section 145.

A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made:

•	by the board of directors by a majority vote of a quorum consisting of directors who were not party to such action, suit, or proceeding;

•	if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

•	by the stockholders.

Article Seventh of our amended and restated certificate of incorporation and Article VII of our by-laws provide for indemnification of our directors, officers, employees or agents to the fullest extent permitted by law, as now in effect or later amended.

We may provide liability insurance for each of our directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers. We currently maintain this type of liability insurance.

Additionally, we have entered into indemnification agreements with all of our directors and executive officers whereby we have agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law. The indemnification agreements will continue until and terminate upon the later of (i) ten years after the date that the indemnitee has ceased to serve as a director or officer for us or (ii) the final termination of all pending proceedings in respect of which the indemnitee is granted rights of indemnification or advancement of expenses or any proceeding commenced by the indemnitee.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description	Incorporated by Reference from Document	No. in Document

4.1	2000 Stock Incentive Plan	-	Filed Herewith

4.2	2000 Israeli Employee Stock Option Plan	-	Filed Herewith

4.3	2000 Second Amended and Restated Stock Incentive Plan	-	Filed Herewith

4.4	2003 Israeli Stock Option Plan	-	Filed Herewith

4.5	2007 Stock Plan	-	Filed Herewith

5.1	Opinion of Graubard Miller	-	Filed Herewith

23.1	Consent of Kost Forer Gabbay & Kaiserer	-	Filed Herewith

23.2	Consent of Graubard Miller (Included in Exhibit 5.1)	-	Filed Herewith

24.1	Power of Attorney (Included on Signature page)	-	Filed Herewith

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the registration of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Belmont, State of California, on this 21st day of November, 2007.

IXI MOBILE, INC.

By:	/s/ Amit Haller
Amit Haller
President and Chief Executive Officer
(Principal executive officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gideon Barak, Israel Frieder, Amit Haller or either of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Security Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorney-in-fact and agents, full power and authority to do and to perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitutes or substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 21, 2007.

/s/ Amit Haller Amit Haller	President, Chief Executive Officer and Director (Principal executive officer)

/s/ Lihi Segal Lihi Segal	Vice President and Chief Financial Officer (Principal financial and accounting officer)

/s/ Israel Frieder Israel Frieder	Co-Chairman of the Board

/s/ Gideon Barak Gideon Barak	Co-Chairman of the Board

/s/ Yossi Sela Yossi Sela	Director

/s/ Shlomo Shalev Shlomo Shalev	Director

/s/ Shmuel M. Gitlin Shmuel M. Gitlin	Director

/s/ Matthew Hills Matthew Hills	Director